Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 1, 2017, relating to the financial statements of Aduro Biotech, Inc. and subsidiaries (Aduro Biotech, Inc.), appearing in the Annual Report on Form 10-K of Aduro Biotech, Inc. for the year ended December 31, 2016, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP
San Francisco, California
August 2, 2017